Exhibit 23

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-59281, 333-78317, 333-120393, 333-123424, 333-151964, 333-160359, 333-168466, 333-168467, 333-183353 and 333-188450) of L-3 Communications Holdings, Inc. and in the Registration Statements on Form S-8 (No. 333-184783) of L-3 Communications Corporation of our report dated February 26, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers, LLP

New York, New York

February 26, 2016